Exhibit 99.1

VERITAS DGC INC. ANNOUNCES THIRD FISCAL QUARTER RESULTS

Houston, Texas – May 28, 2003 – Veritas DGC Inc. (NYSE & TSE: VTS) announced results for its third fiscal quarter ended April 30, 2003. Revenue and earnings with the comparative amounts for the corresponding periods of the prior fiscal year, were as follows:

	Three Months Ended		Nine Months Ended
	April 30,		April 30,

	2003	2002	2003	2002

	(In millions, except per share amounts)
Revenue	$120.6	$109.3	$383.5	$350.3
Net income	4.7	8.0	10.8	23.4
Earnings per common share – basic	0.14	0.25	0.32	0.72
Earnings per common share – diluted	0.14	0.25	0.32	0.72

     Results for the current quarter included pre-tax charges totaling $4.8 million ($0.09 per share, after tax) related to a provision for a potentially uncollectable receivable and costs related to the refinancing of the Company’s credit facilities.

David B. Robson, Chairman and CEO of Veritas commented, “Considering current market conditions, we are generally pleased with our operating results this quarter. Revenue was up year-over-year with higher contract margins. The quarter ended with a backlog of $172 million and with increased customer interest in our multi-client library. We also completed a financing package that improved our liquidity, lowered our effective interest rate and gives us a pre-payment option in the future.”

Revenue for the third quarter was $120.6 million, an increase of 10% from the third quarter of fiscal 2002.

Revenue for the third quarter and nine months ended April 30th was comprised as follows:

	Three Months Ended		Nine Months Ended
	April 30,		April 30,

	2003	2002	2003	2002

		(millions)
Multi-client:
Land	$18.9	$8.6	$48.9	$42.1
Marine	32.7	44.4	124.6	130.0

Subtotal	51.6	53.0	173.5	172.1
Contract:
Land	44.5	36.5	124.9	112.5
Marine	24.5	19.8	85.1	65.7

Subtotal	69.0	56.3	210.0	178.2

Total Revenue	$120.6	$109.3	$383.5	$350.3

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Multi-client

Land multi-client revenue more than doubled compared to the prior year’s third quarter. A large sale of Canadian foothills data contributed significantly to the quarterly results.

Marine multi-client revenue decreased 26% compared to the prior year’s quarter primarily due to lower sales of completed surveys in West Africa and offshore Canada. Additionally, in the prior year the Company had two vessels working on a highly funded survey in Brazil.

Cash spending on multi-client data library was $47.1 million during the quarter and the multi-client library balance at the end of the quarter was $376.3 million, up $23.6 million from the prior quarter. Major projects included Alaminos Canyon in the deepwater Gulf of Mexico, offshore Nigeria, the North Sea and the Canadian Rockies.

Contract

Contract land revenue increased by 22% from the prior year’s third quarter. The increase is due to increased activity in the U.S., a new contract in Bolivia and re-entry into the Argentine market.

Contract marine revenue for the third quarter increased by 24% from the prior year’s third quarter due to a project in Trinidad. Changes from quarter to quarter are greatly influenced by the scheduling of vessels between contract and multi-client work, however, backlog for contract marine acquisition work has increased by $17 million since last year.

Operating Income

Operating income as a percentage of revenue decreased to 11.5% compared to 12.7% in the previous year’s third quarter. The main cause for the reduction was a $2.9 million provision related to a disputed receivable from a customer. The Company has reserved a portion of the receivable in response to a “going concern” qualification in the customer’s recent public filing. Absent this charge, operating income as a percentage of revenue would have been slightly higher when compared to the prior year’s third quarter. Contract margins increased but were partially offset by lower multi-client margins due to the mix of survey licenses.

Interest Expense

Interest expense was $3.2 million higher than in the third quarter of the previous year due to the Company’s recently completed refinancing. The Company’s previous outstanding debt (Senior Notes and revolving credit facility) and the new bank debt were concurrently outstanding for one month, resulting in additional interest costs of $1.2 million. In addition, the Company expensed the $0.7 million of unamortized debt issuance costs related to the refinanced facilities. Finally, outstanding borrowings were $195 million under the new facility compared with $135 million outstanding in prior year’s third quarter. These factors were partially offset by the new credit facility’s weighted-average borrowing cost of approximately 8%, compared with 9.75% under the Senior Notes. Management expects quarterly interest expense to be slightly more than $4 million on a go-forward basis.

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Income Taxes

The Company’s effective tax rate for the quarter was 39%, compared to the 36% rate last year, due to unbenefitted net operating losses and foreign tax credits generated in certain jurisdictions.

Backlog

At April 30, 2003, the Company’s combined operating backlog was $172.3 million compared to $169.6 million at the end of the second quarter, with a slightly higher percentage of the backlog now coming from contract work.

Free Cash Flow

The Company generated free cash flow for the quarter of $8.5 million versus a negative $3.4 million for the prior year’s third quarter. Free cash flow for the year-to-date was $12.7 million versus a negative $50.7 million for the comparable period of the prior year. The positive change in free cash flow for these periods is primarily due to reduced capital spending. The Company plans to spend approximately $31 million on capital equipment this year versus $87.1 million last year.

The Company defines free cash flow as cash from operating activities less cash multi-client spending and capital expenditures. This non-GAAP liquidity measure is useful as an addition to the most directly comparable GAAP measure of “cash provided by operating activities” because free cash flow includes investments in operational assets and therefore presents a full picture of cash flow from ongoing operations. This measure excludes items such as proceeds from the disposal of assets, cash paid for acquisitions and all financing activities. A reconciliation of free cash flow to cash provided by operating activities is attached, after the financial summary.

The Company’s customary conference call will be tomorrow, May 29th, at 9:00 a.m. EST. Following a brief presentation, participants will have the opportunity to ask questions. The dial-in number to participate is 800-218-0204. Should you have difficulty with the aforementioned “800” number, phone 303-262-2141 to be connected toll free.

There will also be a live audio and PowerPoint webcast of the conference call at the Company’s website, www.veritasdgc.com. Windows Media Player software is required and is available, free of charge, for download through the website. Individuals accessing the webcast will be “listen only” and will be unable to take part in the Q&A session.

A digital replay will be available at the conclusion of the call until the close of business Thursday, June 12, 2003. Interested persons can phone 800-405-2236 or 303-590-3000 (pin code 494831) or access the webcast replay at www.veritasdgc.com.

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The Company cautions that statements in this earnings release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are subject to certain risks, uncertainties and assumptions. These risks and assumptions are more fully described in reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated. Such factors include, but are not limited to:

•	Expectations for commodity prices and their influence on levels of capital spending by oil and gas companies;

•	The impact of weak demand and/or technological obsolescence on our multi-client data library and other aspects of our business;

•	Intense competition;

•	High fixed cost structure;

•	Seasonal weather and other quarterly result fluctuations;

•	The ability to attract and retain key personnel;

•	Currency fluctuations and other risks of operating in foreign venues; and

•	The hazardous conditions inherent with many of our operations.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geological and reservoir technologies to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations                                                                                                                                                       (832) 351-8821
Matt Fitzgerald, Executive Vice President, Chief Financial Officer and Treasurer

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Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,

	2003	2002	2003	2002

Revenue	$120,636	$109,267	$383,464	$350,268
Cost of services	97,287	85,082	318,671	274,415
Research and development	3,274	2,846	9,327	8,381
General and administrative	6,261	5,854	21,744	17,886
Merger costs		1,658		4,416

Operating income	13,814	13,827	33,722	45,170
Interest expense	5,992	2,771	14,359	9,850
Other expense (income), net	17	(1,427)	1,229	(2,219)

Income before provision for income taxes	7,805	12,483	18,134	37,539
Provision for income taxes	3,077	4,438	7,353	14,172

Net income	$4,728	$8,045	$10,781	$23,367

Weighted average common shares:
Basic	33,348	32,446	33,243	32,381
Diluted	33,355	32,639	33,280	32,561
Earnings per share:
Basic and diluted	$.14	$.25	$.32	$.72

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Veritas DGC, Inc. and Subsidiaries

Supplemental Information (Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,

	2003	2002	2003	2002

Cash Flow Data:
Depreciation and amortization, net	$10,853	$9,912	$36,202	$30,191
Multi-client amortization	33,251	30,196	106,809	89,567
Multi-client expenditures, cash	(47,065)	(38,674)	(122,652)	(127,054)
Capital expenditures	(6,563)	(20,455)	(19,530)	(72,060)
Total cash provided by operating activities	62,139	55,773	154,878	148,388
Total cash used in investing activities	(53,724)	(57,944)	(149,293)	(194,625)
Total cash provided by (used in) financing activities	(15,058)	796	56,678	2,055
Balance Sheet Data:
Cash	$73,520	$24,852	$73,520	$24,852
Debt	194,613	135,000	194,613	135,000
Multi-client data library	376,318	368,169	376,318	368,169
Reconciliation of Free Cash Flow to Cash Provided by Operating Activities
Free cash flow	$8,511	$(3,356)	$12,696	$(50,726)
Add back:
Multi-client expenditures, net cash	47,065	38,674	122,652	127,054
Capital expenditures	6,563	20,455	19,530	72,060

Total cash provided by operating activities	$62,139	$55,773	$154,878	$148,388

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